Exhibit 5.1

GREENBERG TRAURIG, LLP

1840 Century Pk E #1900,

Los Angeles, CA 90067

January 6, 2026

Mobix Labs, Inc.

1 Venture, Suite 220

Irvine, California 92618

Re: Prospectus Supplement to Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Mobix Labs, Inc., a Delaware corporation (the “Company”), in connection with the (i) Registration Statement on Form S-3 (SEC File No. 333-284351) (the “Registration Statement”) filed with the Securities and Exchange Commission (“Commission”) under the Securities Act of 1933, as amended (the “Act”) along with the prospectus contained therein (the “Base Prospectus”), (ii) the preliminary prospectus supplement, subject to completion, filed by the Company with the Commission on January 6, 2026, pursuant to Rule 424(b)(5) under the Securities Act, and (iii) the prospectus supplement, to be filed by the Company with the Commission on or before January 7, 2026 pursuant to Rule 424(b)(5) under the Act (the “Final Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”) relating to the offering by the Company of up to 30,000,000 shares of the Company’s Class A common stock, par value $0.00001 per share (“Common Stock”) pursuant to Securities Purchase Agreements dated as of January 6, 2026 (the “Agreements”) between the Company and the purchasers identified on the signature page thereto. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We express no opinion as to matters governed by any laws other than the Delaware General Corporation Law and the federal laws of the United States of America, as in effect on the date hereof.

Based upon and subject to the foregoing, we are of the opinion that the Common Stock has been duly authorized by all necessary corporate actions of the Company, and, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, the Prospectus and the Agreements, the Common Stock will be validly issued, fully paid and non-assessable.

The opinions expressed above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement and to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement. This opinion is expressed as of the date hereof, and we disclaim any responsibility to advise you of any changes in the facts stated or assumed herein or any changes in applicable law.

Very truly yours,

/s/ GREENBERG TRAURIG, LLP